On February 17, 1998, a special meeting of the shareholders of Founders Funds, Inc. (the "Funds") was held at which the shareholders of each Fund approved a new investment advisory agreement between Founders Funds, Inc. and Founders Asset Management LLC (the "Advisor"). The need to approve a new investment advisory contract was caused by the change in control of the Advisor resulting from the acquisition of the Advisor by Mellon Bank, N.A. In addition, the shareholders elected seven directors of the Funds. The following is a report on the votes cast:


APPROVAL OF NEW INVESTMENT ADVISORY AGREEMENT

                                Shares         Shares          Shares        Broker
Fund                             For           Against       Abstaining     Non-Vote
----                             ---           -------       ----------     --------
Discovery Fund                4,695,820.68     140,656.00      208,078.00       301.00
Passport Fund                 4,575,991.63     132,455.00      166,712.00    79,199.00
Frontier Fund                 3,341,145.54     128,864.00      203,477.82     1,698.00
Special Fund                 19,819,936.96     724,659.00    1,002,894.00     2,220.00
International Equity Fund       644,101.00      15,617.00       19,491.00            0
Worldwide Growth Fund         7,032,379.44     185,986.00      256,178.00    15,554.00
Growth Fund                  51,545,882.29   1,047,507.76    2,246,199.11   285,406.00
Blue Chip Fund               40,084,793.86   1,145,210.00    2,005,733.05   197,106.00
Balanced Fund                39,166,406.25     449,081.76    3,483,822.92    51,833.09
Government Securities Fund      739,717.00      39,728.00       34,423.00            0
Money Market Fund            60,192,214.00   2,676,644.00    3,213,515.00            0


ELECTION OF DIRECTORS

                                   Shares           Shares
Candidate                            For           Withheld
---------                            ---           --------
William H. Baughn                239,649,661      12,348,985
Bjorn K. Borgen                  239,767,667      12,230,978
Alan S. Danson                   239,783,238      12,215,407
Trygve E. Myhren                 239,811,714      12,186,931
Jay A. Precourt                  239,821,242      12,177,403
Eugene H. Vaughan, Jr.           239,830,284      12,168,361
Jonathan F. Zeschin              239,820,635      12,178,010


     Following the special meeting of shareholders, Mr. Zeschin resigned as a director of the Funds, and Messrs. Robert P. Mastrovita and George W. Phillips were elected as directors of the Funds.